UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 14, 2007

Landry's Restaurants, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-22150	76-0405386
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1510 West Loop South, Houston, Texas		77027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-850-1010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 14, 2007, Landry's Restaurants, Inc. (the "Company") announced that its wholly owned unrestricted subsidiary, Golden Nugget, Inc. ("Golden Nugget"), completed a new $545.0 million Credit Facility consisting of a $330.0 million first lien term loan which includes a $120.0 million delayed draw component to finance the construction expansion at the Golden Nugget Hotel and Casino in Las Vegas, Nevada, plus a $50.0 million revolving credit facility, and a $165.0 million second lien term loan. The Credit Facility was arranged by Wachovia Capital Markets, LLC with terms ranging from 6 to 7 years and is by and between Golden Nugget and Wachovia Bank, National Association and various other lenders. The first lien term loan bears interest at Libor or the Bank's base rate, plus a financing spread, 2.0% for Libor and .75% for base rate borrowings. In addition, the Credit Facility requires a commitment fee on the unfunded portion for both the $50.0 million revolving credit facility and the $120.0 million delayed draw term loan. The financing spread and commitment fee for the revolving credit facility increases or decreases depending on the leverage ratio as defined in the Credit Facility. The revolving credit facility expires on June 30, 2013 and the first lien term loan matures on June 30, 2014. One percent of the outstanding principal balance on the first lien term loan is due annually and is required to be paid in equal quarterly installments commencing September 30, 2009. The Golden Nugget's subsidiaries have granted liens on substantially all real property and personal property as collateral under the Credit Facility and are guarantors of the Credit Facility.

The second lien term facility bears interest at Libor or the Bank's base rate, plus a financing spread, 3.25% for Libor and 2% for base rate borrowings. The second lien term facility matures on December 31, 2014. Interest is paid quarterly. There are no scheduled principal payments prior to maturity.

Both the first and second lien term loans are subject to customary banking covenants and conditions, including minimum EBITDA, interest charge and financial leverage ratios, limitations on acquisitions, debt, investments and other restricted payments as defined in the Credit Facility, plus certain restrictions and conditions to access funds under the $120.0 million delayed draw term loan to finance the construction expansion. The Credit Facility provides for the payment of a one-time dividend of up to $187.5 million to the Company or a designated subsidiary of the Company representing repayment of amounts previously expended on the Golden Nugget. The $187.5 million will be available for acquisitions, debt repayment, stock repurchases and general corporate purposes.

On June 14, 2007, the proceeds from the new $545.0 million Credit Facility were used to repay all of the Golden Nugget's outstanding debt, including its 8 3/4% Senior Secured Notes due 2011 totaling $155.0 million, plus the outstanding balance of approximately $10.0 million on its former $43.0 million revolving credit facility with Wells Fargo Foothill, Inc. In addition, the proceeds were used to pay associated tender premiums of approximately $8.8 million due to the early redemption of the Senior Secured Notes, plus accrued interest and related transaction fees and expenses.

Item 1.02 Termination of a Material Definitive Agreement.

See Item 1.01 above.

Item 2.02 Results of Operations and Financial Condition.

On June 14, 2007, the Company announced selected operating and financial information for the first quarter ended March 31, 2007. The full text of the press release is set forth in Exhibit 99.1 hereto. The Company disclosed that it would not be releasing full financial information for the first quarter ended March 31, 2007 at this time in light of the ongoing internal review of its historical stock option granting practices and expected restatement of its financial statements.

The information in this Item 2.02, including the related exhibit, is being furnished and is not deemed "filed" for purposes of the Securities Exchange Act of 1934, as amended. The information in this Item 2.02, including the related exhibit, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits

Exhibit No. Description

99.1 Press release dated June 14, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landry's Restaurants, Inc.

June 14, 2007	By:	/Rick H. Liem/

Name: /Rick H. Liem/
Title: SVP & CFO

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated June 14, 2007